Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contact: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

AIG ANNOUNCES REFERENCE YIELDS FOR CERTAIN DEBT SECURITIES SUBJECT TO PREVIOUSLY ANNOUNCED TENDER OFFERS

NEW YORK, July 1, 2015 – American International Group, Inc. (NYSE: AIG) today announced the pricing for two series of debt securities issued by AIG subject to its previously announced cash Tender Offers, pursuant to its offer to purchase dated June 18, 2015 (the “Offer to Purchase”).

Title of Security and Security Identifier	Reference Yield	Reference Security / Interpolated Swap	Fixed Spread (basis points)	Total Consideration(1)

5.450% Medium-Term Notes, Series MP, Matched Investment Program, Due May 18, 2017 CUSIP: 02687QBW7 ISIN: US02687QBW78	0.676%	0.625% U.S. Treasury due May 31, 2017	60	USD 1,076.62

5.000 per cent. notes due 2017* ISIN: XS0307512722	0.121%	June 2017 Interpolated Swap Rate	18	EUR 1,092.15

*	Listed on the Official List of the Irish Stock Exchange and traded on its regulated market.
(1)	Assuming payment is made on July 7, 2015. Per USD 1,000 or EUR 1,000 principal amount of notes.

The Reference Yield for the 5.450% Medium-Term Notes corresponds to the bid-side price of the 0.625% U.S. Treasury due May 31, 2017, as of 10:00 a.m., New York City time, today. The Reference Yield for the 5.000 per cent. notes corresponds to the June 2017 Interpolated Swap Rate, as described in further detail in the Offer to Purchase, as of 3:00 p.m., London time, today. The Reference Yields will be used to determine the consideration paid for the 5.450% Medium-Term Notes and the 5.000 per cent. notes that are accepted for purchase after expiration of the Tender Offers.

The Expiration Date of the Tender Offers is 5:00 p.m., New York City time, today, unless extended. Holders who have not already tendered their securities may continue to do so at any time prior to 5:00 p.m., New York City time, today, in accordance with the procedures described in the Offer to Purchase and the related letter of transmittal. Holders who validly tender and do not withdraw their 5.450% Medium-Term Notes or their 5.000 per cent. notes prior to 5:00 p.m., New York City time,

FOR IMMEDIATE RELEASE

today, unless extended, and whose notes are accepted for purchase pursuant to the Tender Offers, will receive the applicable Total Consideration set forth above. Tenders of notes may be validly withdrawn at any time at or prior to 5:00 p.m., New York City time, today, but not thereafter. AIG expects to accept all notes validly tendered and not withdrawn (including notes accepted for purchase pursuant to the guaranteed delivery procedures, if any) and to make payment on or about July 7, 2015.

The complete terms of the Tender Offers, including capitalized terms used but not defined herein, are set forth in the Offer to Purchase, the related letter of transmittal and the notice of guaranteed delivery.

Copies of the Offer to Purchase, the related letter of transmittal and the notice of guaranteed delivery are available at the following web address: http://www.gbsc-usa.com/aig/.

#  #  #

This press release is qualified in its entirety by the Offer to Purchase, related letter of transmittal and the notice of guaranteed delivery.

AIG has retained Barclays Bank PLC, Barclays Capital Inc., Credit Suisse Securities (Europe) Limited and Credit Suisse Securities (USA) LLC as the Joint Lead Dealer Managers. Global Bondholder Services Corporation is the Information Agent and Depositary. For additional information regarding the terms of the Tender Offers, please contact: Barclays Bank PLC at +44 (0) 207 773 8990 (international); Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); Credit Suisse Securities (Europe) Limited at +44 (0) 207 888 5564; or Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 538-2147 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only), (866) 924-2200 (for all others toll-free) or +001 (212) 430-3774 (international), by email at aig@gbsc-usa.com or to the Joint Lead Dealer Managers at their respective telephone numbers.

This news release does not constitute an offer or an invitation by AIG to participate in the Tender Offers in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

Certain statements in this press release, including those describing the completion of the Tender Offers, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

# # #

American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

FOR IMMEDIATE RELEASE

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.